Exhibit 99.2
BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
in thousands (except share and per share data)	2025	2024
ASSETS
Cash and cash equivalents	$214,705	$203,907
Restricted cash	3,866	38,703
Accounts receivable (net of allowance of $266 and $284, respectively)	78,145	65,423
Owned inventory	2,029,433	2,040,640
Deferred tax assets, net	142,647	128,525
Property and equipment, net	47,945	38,628
Operating lease right-of-use assets	34,987	18,356
Goodwill	11,376	11,376
Other assets	46,604	45,969
Total assets	$2,609,708	$2,591,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$143,481	$164,389
Operating lease liabilities	27,762	19,778
Other liabilities	160,445	149,900
Total debt (net of debt issuance costs of $6,611 and $8,310, respectively)	1,029,114	1,025,349
Total liabilities	1,360,802	1,359,416
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 29,762,293 issued and outstanding and 31,047,510 issued and outstanding, respectively)	30	31
Paid-in capital	825,103	853,895
Retained earnings	423,773	378,185
Total stockholders’ equity	1,248,906	1,232,111
Total liabilities and stockholders’ equity	$2,609,708	$2,591,527
See accompanying notes to consolidated financial statements.

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended September 30,
in thousands (except per share data)	2025	2024	2023
Total revenue	$2,371,555	$2,330,197	$2,206,785
Home construction and land sales expenses	2,021,082	1,903,907	1,763,449
Inventory impairments and abandonments	12,959	1,996	641
Gross profit	337,514	424,294	442,695
Commissions	76,911	80,056	73,450
General and administrative expenses	204,830	186,345	179,794
Depreciation and amortization	19,168	14,867	12,198
Operating income	36,605	143,026	177,253
Loss on extinguishment of debt, net	—	(437)	(546)
Other income, net	4,245	16,496	5,939
Income from continuing operations before income taxes	40,850	159,085	182,646
(Benefit) expense from income taxes	(4,738)	18,910	23,958
Income from continuing operations	45,588	140,175	158,688
Loss from discontinued operations, net of tax	—	—	(77)
Net income	$45,588	$140,175	$158,611
Weighted-average number of shares:
Basic	29,758	30,548	30,353
Diluted	30,011	30,953	30,747
Basic income per share:
Continuing operations	$1.53	$4.59	$5.23
Discontinued operations	—	—	—
Total	$1.53	$4.59	$5.23
Diluted income per share:
Continuing operations	$1.52	$4.53	$5.16
Discontinued operations	—	—	—
Total	$1.52	$4.53	$5.16
See accompanying notes to consolidated financial statements.

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
in thousands	Shares	Amount	Paid-in Capital	Retained Earnings	Total
Balance as of September 30, 2022	30,880	$31	$859,856	$79,399	$939,286
Net income and comprehensive income	—	—	—	158,611	158,611
Stock-based compensation expense	—	—	7,275	—	7,275
Stock option exercises	14	—	262	—	262
Shares issued under employee stock plans, net	675	—	—	—	—
Forfeiture and other settlements of restricted stock	(12)	—	—	—	—
Common stock redeemed for tax liability	(206)	—	(2,615)	—	(2,615)
Balance as of September 30, 2023	31,351	31	864,778	238,010	1,102,819
Net income and comprehensive income	—	—	—	140,175	140,175
Stock-based compensation expense	—	—	7,391	—	7,391
Stock option exercises	3	—	20	—	20
Shares issued under employee stock plans, net	387	1	—	—	1
Forfeiture and other settlements of restricted stock	(61)	—	—	—	—
Common stock redeemed for tax liability	(177)	—	(5,366)	—	(5,366)
Share repurchases	(455)	(1)	(12,928)	—	(12,929)
Balance as of September 30, 2024	31,048	31	853,895	378,185	1,232,111
Net income and comprehensive income	—	—	—	45,588	45,588
Stock-based compensation expense	—	—	7,338	—	7,338
Stock option exercises	11	—	107	—	107
Shares issued under employee stock plans, net	327	—	—	—	—
Forfeiture and other settlements of restricted stock	(36)	—	—	—	—
Common stock redeemed for tax liability	(97)	—	(3,161)	—	(3,161)
Share repurchases	(1,491)	(1)	(33,076)	—	(33,077)
Balance as of September 30, 2025	29,762	$30	$825,103	$423,773	$1,248,906
See accompanying notes to consolidated financial statements.

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Cash flows from operating activities:
Net income	$45,588	$140,175	$158,611
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,168	14,867	12,198
Stock-based compensation expense	7,338	7,391	7,275
Inventory impairments and abandonments	12,959	1,996	641
Model sale-leaseback revenue	(8,799)	—	—
Deferred and other income tax (benefit) expense	(4,738)	18,910	23,936
(Gain) loss on disposal of fixed assets	(301)	(426)	1,113
Gain on sale of investment	—	(8,591)	—
Loss on extinguishment of debt, net	—	437	546
Changes in operating assets and liabilities:
Increase in accounts receivable	(12,722)	(19,825)	(9,708)
Decrease in income tax receivable	—	—	9,987
Decrease (increase) in inventory	2,763	(282,061)	(14,749)
(Increase) decrease in other assets	(9,680)	341	(2,784)
(Decrease) increase in trade accounts payable	(20,908)	10,133	10,615
Increase (decrease) in other liabilities	1,313	(20,892)	(19,624)
Net cash provided by (used in) operating activities	31,981	(137,545)	178,057
Cash flows from investing activities:
Capital expenditures	(28,501)	(22,353)	(20,334)
Proceeds from sale of fixed assets	317	428	445
Proceeds from maturities of investment securities	9,556	—	—
Purchases of investment securities	(1,031)	(8,087)	(9,779)
Other	—	—	(2)
Net cash used in investing activities	(19,659)	(30,012)	(29,670)
Cash flows from financing activities:
Repayment of debt	—	(202,195)	(8,998)
Proceeds from issuance of debt	—	250,000	—
Repayment of borrowings from credit facility	(450,000)	(280,000)	—
Borrowings from credit facility	450,000	280,000	—
Debt issuance costs	(230)	(5,653)	(2,575)
Repurchase of common stock	(33,077)	(12,928)	—
Tax payments for stock-based compensation awards	(3,161)	(5,366)	(2,615)
Stock option exercises	107	20	262
Net cash (used in) provided by financing activities	(36,361)	23,878	(13,926)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(24,039)	(143,679)	134,461
Cash, cash equivalents, and restricted cash at beginning of period	242,610	386,289	251,828
Cash, cash equivalents, and restricted cash at end of period	$218,571	$242,610	$386,289
See accompanying notes to consolidated financial statements.

BEAZER HOMES USA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Description of Business
Beazer Homes USA, Inc. (“we,” “us,” “our,” “Beazer,” “Beazer Homes” or the “Company”) is a nationally recognized homebuilder committed to building homes and communities designed with the intention of inspiring sustainable and healthier living. Operating across 13 states in the West, East, and Southeast geographic regions of the United States, Beazer Homes offers a diverse portfolio of products tailored to meet the evolving needs of homebuyers that value a well-constructed and energy efficient home.
(2) Basis of Presentation and Summary of Significant Accounting Policies Basis of Consolidation
The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and present the consolidated financial position, income, stockholders' equity, and cash flows of Beazer Homes USA, Inc. and its consolidated subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. Our net income is equivalent to our comprehensive income, so we have not presented a separate statement of comprehensive income.
In the past, we have discontinued homebuilding operations in various markets. Results from certain of these exited markets are reported as discontinued operations in the accompanying consolidated statements of operations for all periods presented.
Our fiscal year 2025 began on October 1, 2024 and ended on September 30, 2025. Our fiscal year 2024 began on October 1, 2023 and ended on September 30, 2024. Our fiscal year 2023 began on October 1, 2022 and ended on September 30, 2023.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make informed estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ from these estimates.
Cash and Cash Equivalents and Restricted Cash
We consider highly liquid investments with maturities of three months or less when acquired to be cash equivalents. As of September 30, 2025, the majority of our cash and cash equivalents were on demand deposits with major banks. These assets were valued at par and had no withdrawal restrictions. Restricted cash includes cash restricted by state law or a contractual requirement, including cash collateral for our outstanding cash-secured letters of credit (refer to Note 7).
Accounts Receivable and Allowance
Accounts receivable includes receivables from municipalities related to the development of utilities or other infrastructure, land banker reimbursements to be received related to land development costs, rebates to be received from our suppliers, escrow proceeds to be received from title companies associated with closed homes, and other miscellaneous receivables. Generally, we receive cash from title companies within a few days of the home being closed. We regularly review our receivable balances for collectability and record an allowance for expected credit losses.
Owned Inventory
Owned inventory includes land acquisition costs, land development costs, home construction costs, capitalized interest, real estate taxes, direct overhead costs and capitalized indirect costs incurred during land development and home construction, and common costs that benefit the entire community, less impairment, if any. Land acquisition, land development and other common costs (both incurred and estimated to be incurred) are allocated to individual lots on a pro-rata basis, and the cost of individual lots is transferred to homes under construction when home construction begins. Changes in estimated land and other common costs to be incurred in a community are generally allocated to the remaining lots on a prospective basis. Home construction costs are accumulated on a per-home basis. Cost of home closings includes the specific construction costs of the home and the allocated lot costs. Refer to Note 4 for further discussion of our inventory balance.

Inventory Valuation - Projects in Progress
Projects in progress inventory includes homes under construction and land under development grouped together as communities. Generally, upon the commencement of land development activities, it may take three to five years (depending on, among other things, the size of the community and its sales pace) to fully develop, sell, construct and close all the homes in a typical community. Projects in progress are stated at cost unless facts and circumstances indicate that the carrying value of the assets may not be recoverable.
We assess our projects in progress inventory for indicators of impairment at the community level on a quarterly basis. We evaluate, among other things, the average sales price and margins on recent home closings, homes in backlog and expected future home sales for each community. If indicators of impairment are present for a community with more than ten homes remaining to close, we perform a recoverability test by comparing the expected undiscounted cash flows for the community to its carrying value. This undiscounted cash flow analysis requires important assumptions including, among other things, the current and future home sale prices, margins and the pace of closings to occur in the future. For those communities whose carrying values exceed the aggregate undiscounted cash flows, we perform a discounted cash flow analysis to determine the fair value of the community, and impairment charges are recorded if the fair value of the community's inventory is less than its carrying value.
The assumptions used in the determination of fair value of projects in progress communities are based on factors known to us at the time such estimates are made and our expectations of future operations and market conditions. The fair value of the community is estimated using the present value of the estimated future cash flows using discount rates commensurate with the risk associated with the underlying community. Should the estimates or expectations used in determining estimated fair values deteriorate in the future, we may be required to recognize additional impairment charges and write-offs related to these assets, and such amounts could be material.
Inventory Valuation - Land Held for Future Development
Land held for future development consists of communities for which construction and development activities are expected to occur in the future or have been idled. All applicable carrying costs, such as interest and real estate taxes, are expensed as incurred. Land held for future development is stated at cost unless facts and circumstances indicate that the carrying value of the assets may not be recoverable, such as the future enactment of a development plan or the occurrence of outside events. We evaluate the potential plans for each community in land held for future development if changes in facts and circumstances occur that would give rise to a more detailed analysis for a change in the status of a community.
Inventory Valuation - Land Held for Sale
Land held for sale includes land and lots that do not fit within our homebuilding programs or strategic plans in certain markets. We record land held for sale at the lower of the asset's carrying value or fair value less cost to sell. Land is classified as held for sale when the following criteria are met:
•management has the authority and commits to a plan to sell the land;
•the land is available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of land assets;
•there is an active program to locate a buyer and the plan to sell the property has been initiated;
•the sale of the land is probable within one year;
•the property is being actively marketed at a reasonable sale price relative to its current fair value; and
•it is unlikely that the plan to sell will be withdrawn or that significant changes to the plan will be made.

We evaluate the fair value less cost to sell of a land held for sale asset when indicators of impairment are present. In determining the fair value of the assets, we consider factors including executed sales contracts, current sales prices for comparable assets in the area, recent market analysis studies, appraisals, recent legitimate offers and listing prices of similar properties, as applicable. If the current carrying value of the asset exceeds the estimated fair value less cost to sell, the asset is impaired and written down.
Due to uncertainties in the estimation process, it is reasonably possible that actual results could differ from the estimates used in our analysis. Our assumptions about land sales prices require significant judgment because the market is highly sensitive to changes in economic conditions. We calculate the estimated fair values of land held for sale based on current market conditions and assumptions made by management, which may differ materially from actual results and may result in additional impairments if market conditions deteriorate.
Lot Option Agreements and Variable Interest Entities (VIE)
In addition to purchasing land directly, we utilize lot option agreements that enable us to defer acquiring portions of properties owned by third parties and unconsolidated entities until we have determined whether to exercise our lot option. The majority of our lot option agreements require a non-refundable cash deposit or issuance of an irrevocable letter of credit or surety bond based on a percentage of the purchase price of the land for the right to acquire lots during a specified period at a specified price. Purchase of the properties under these agreements is contingent upon satisfaction of certain requirements by us and the sellers. Under lot option agreements, our liability is generally limited to forfeiture of the non-refundable deposits, letters of credit or surety bonds, and other non-refundable amounts incurred. If the Company cancels a lot option agreement, the cancellation would result in a write-off of the related deposits and pre-acquisition costs but would not expose the Company to the overall risks or losses of the applicable entity we are purchasing from. We expect to exercise, subject to market conditions and seller satisfaction of contract terms, most of our remaining option agreements. Various factors, some of which are beyond our control, such as market conditions, weather conditions, and the timing of the completion of development activities, will have a significant impact on the timing of option exercises or whether lot options will be exercised at all.
The following table provides a summary of our interests in lot option agreements as of September 30, 2025 and 2024:

in thousands	As of September 30, 2025	As of September 30, 2024
Deposits and non-refundable pre-acquisition costs incurred(a)	$333,435	$227,770
Remaining purchase price if lot option agreements are exercised	$1,610,171	$1,458,679
(a)Amount is included as a component of land under development within our owned inventory in the consolidated balance sheets.
In accordance with Accounting Standards Codification (ASC) Topic 810, Consolidation (ASC 810), if the entity holding the land under option is a VIE, the Company's deposit represents a variable interest in that entity. ASC 810 requires a company to consolidate a VIE if the company is determined to be the primary beneficiary. To determine whether we are the primary beneficiary of the VIE, we first evaluate whether we have the ability to control the activities of the VIE that most significantly impact its economic performance. Such activities include, but are not limited to, (1) the ability to determine the budget and scope of land development work, if any; (2) the ability to control financing decisions for the VIE; (3) the ability to acquire additional land into the VIE or dispose of land in the VIE not under contract with Beazer; and (4) the ability to change or amend the existing option agreement with the VIE. If we are not determined to control such activities, we are not considered the primary beneficiary of the VIE and thus do not consolidate the VIE. If we do have the ability to control such activities, we will continue our analysis by determining if we are expected to absorb a potentially significant amount of the VIE's losses or, if no party absorbs the majority of such losses, if we will benefit from potentially a significant amount of the VIE's expected gains.
If we are the primary beneficiary of the VIE, we will consolidate the VIE even though creditors of the VIE have no recourse against the Company. For those we consolidate, we record the remaining contractual purchase price under the applicable lot option agreement, net of option deposits already paid, to consolidated inventory not owned with an offsetting increase to obligations related to consolidated inventory not owned on our consolidated balance sheets. Also, to reflect the total purchase price of this inventory on a consolidated basis, we present the related option deposits as consolidated inventory not owned. No VIEs required consolidation as of September 2025 and 2024 because we have determined that we were not the primary beneficiary of any VIEs.

Property and Equipment, Net
Our property and equipment is recorded at cost, net of accumulated depreciation. Depreciation is generally computed on a straight-line basis based on estimated useful lives as follows:

Asset Class	Useful Lives
Buildings and improvements	25 - 30 years
Information systems	Lesser of estimated useful life of the asset or 5 years
Furniture, fixtures and computer and office equipment	3 - 7 years
Model and sales office improvements	Lesser of estimated useful life of the asset or estimated life of the community
Leasehold improvements	Lesser of the lease term or the estimated useful life of the asset
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets from the businesses that we acquire. The Company's entire goodwill balance is recorded in our Southeast reportable segment. The Company evaluates goodwill for impairment at the reporting unit level annually during the fourth quarter or more often if indicators of impairment exist.
The Company has the option to perform a qualitative or quantitative assessment to determine whether the fair value of a reporting unit exceeds its carrying value. Qualitative factors may include, but are not limited to, economic conditions, industry and market considerations, cost factors, overall financial performance of the reporting unit and other entity and reporting unit specific events. If after assessing these qualitative factors, the Company determines it is more likely than not that the fair value of the reporting unit is less than the carrying value, then a quantitative assessment is performed.
The fair value of the reporting unit is estimated using a combination of the income approach, utilizing the discounted cash flow method, and the market approach, utilizing readily available market valuation multiples. If the estimated fair value of the reporting unit is less than its carrying value, an impairment will be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Determining the fair value of a reporting unit under the quantitative goodwill impairment assessment requires the Company to make estimates and assumptions regarding future operating results, cash flows (including timing), discount rates, expected growth rates, capital expenditures and cost of capital, similar to those a market participant would use to assess fair value. We also make certain assumptions about future economic conditions and other data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates may change in future periods.
During the fourth quarter of 2025, the Company performed its annual goodwill impairment analysis and concluded our goodwill was not impaired.
Other Assets
Our other assets principally include prepaid expenses, assets related to our deferred compensation plan (refer to Note 14 for a discussion of our deferred compensation plan), investment securities, and unamortized debt issuance costs on our Senior Unsecured Revolving Credit Facility.
Other Liabilities
Our other liabilities principally include accrued compensations and benefits, accrued interest on our outstanding borrowings, customer deposits, warranty reserves, litigation accruals, income tax liabilities and other accruals related to our operations. Refer to Note 11 for details of our other liabilities.

Income Taxes
Our provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities result from deductible or taxable amounts in future years when such assets and liabilities are recovered or settled and are measured using the enacted tax rates and laws that are expected to be in effect when the assets and liabilities are recovered or settled. We include any estimated interest and penalties on tax related matters in income taxes payable. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. We record interest and penalties related to unrecognized tax benefits in income tax expense within our consolidated statements of operations. Changes in recognition of measurement are recorded in the period in which the change in judgment occurs. Refer to Note 12 for a detailed discussion of our tax provision, deferred tax assets and valuation allowance.
Revenue Recognition
We recognize revenue upon the transfer of promised goods to our customers in an amount that reflects the consideration to which we expect to be entitled by applying the process specified in ASC Topic 606, Revenue from Contracts with Customers.
The following table presents our total revenue disaggregated by revenue stream for the periods presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Homebuilding revenue	$2,302,630	$2,292,984	$2,198,400
Land sales and other revenue	68,925	37,213	8,385
Total revenue(a)	$2,371,555	$2,330,197	$2,206,785
(a)Please see Note 17 for total revenue disaggregated by reportable segment.
Homebuilding revenue
Homebuilding revenue is reported net of discounts and is generally recognized when title to and possession of the home is transferred to the buyer at the closing date. The performance obligation to deliver the home is generally satisfied in less than one year from the original contract date. Home sale contract assets consist of cash from home closings held by title companies in escrow for our benefit, typically for less than five days, and are considered accounts receivable. Contract liabilities include customer deposits related to sold but undelivered homes and totaled $14.3 million and $18.7 million as of September 30, 2025 and 2024, respectively. Of the customer liabilities outstanding as of September 30, 2024, $16.1 million was recognized in revenue during the fiscal year ended September 30, 2025 upon closing of the related homes, and $1.9 million was refunded to or forfeited by the buyer.
Land sales and other revenue
Land sales revenue relates to land that does not fit within our homebuilding programs or strategic plans. Land sales typically require cash consideration on the closing date, which is generally when performance obligations are satisfied. We also provide title examinations for our homebuyers in certain markets. Revenues associated with our title operations are recognized when closing services are rendered and title insurance policies are issued, both of which generally occur as each home is closed.

Home Construction and Land Sales Expenses
Home construction expenses include the specific construction costs of the home, the allocated lot costs (land acquisition, land development and other common costs are allocated to individual lots on a pro-rata basis based on the number of lots remaining to close within the community), and amortization of capitalized interest and indirect costs. All associated homebuilding costs are charged to home construction expenses in the period when the revenues from home closing are recognized.
Sales discounts and incentives include discounts on home prices, discounts on home building options and option upgrades, and seller-paid financing or closing costs, including mortgage rate buydowns. Home price discounts and option discounts are accounted for as a reduction in the sale price of the home, thereby decreasing the amount of revenue we recognize on that closing. All other sales incentives are recognized as a cost of selling the home and are included in home construction expenses.
Estimated future warranty costs are charged to home construction expense in the period when the revenues from home closings are recognized. Such estimated warranty costs generally range from 0.3% to 0.9% of total revenue recognized for each home closed. Additional warranty costs are charged to home construction expenses as necessary based on management's estimate of the costs to remediate existing claims. See Note 8 for a more detailed discussion of warranty costs and related reserves.
Land sales expenses include land acquisition costs, land development costs, and amortization of capitalized interest and indirects costs. All associated land costs are charged to land sales expenses in the period when the revenues from the land sales are recognized.
Advertising Costs
Advertising costs related to continuing operations of $23.0 million, $19.9 million and $15.1 million for our fiscal years 2025, 2024 and 2023, respectively, were expensed as incurred and were included in general and administrative (G&A) expenses in the consolidated statements of operations.
Fair Value Measurements
Certain of our assets are required to be recorded at fair value on a recurring basis, for example, the fair value of our deferred compensation plan assets is based on quoted market prices (Level 1) or market-corroborated inputs (Level 2). Certain of our assets are required to be recorded at fair value on a non-recurring basis when events and circumstances indicate that the carrying value may not be recovered (Level 3). For example, we review our long-lived assets, including inventory, for recoverability when factors indicate an impairment may exist, but no less than quarterly. Fair value is based on estimated cash flows discounted for market risks associated with the long-lived assets. The fair value of certain of our financial instruments approximates their carrying amounts due to the short maturity of these assets and liabilities or the variable interest rates on such obligations. The fair value of our publicly-held debt is generally estimated based on quoted bid prices for these instruments (Level 2). Certain of our other financial liabilities are estimated by discounting scheduled cash flows through maturity or using market rates currently being offered on loans with similar terms and credit quality. See Note 9 for additional discussion of our fair value measurements.
Stock-Based Compensation
We use the Black-Scholes option-pricing model to value our stock option grants. Restricted stock awards with market conditions are valued using the Monte Carlo valuation method. Other restricted stock awards without market conditions are valued based on the market price of the Company's common stock on the date of the grant. In addition, we reflect the benefits of tax deductions in excess of recognized compensation cost as an operating cash outflow. Compensation cost arising from all stock-based compensation awards is recognized as expense using the straight-line method over the vesting period and is included in G&A in our consolidated statements of operations. See Note 15 for additional discussion of our stock-based compensation.

Recent Accounting Pronouncements
Segment Reporting. In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. ASU 2023-07 became effective for us for the fiscal year ending September 30, 2025, and we applied the amendments retrospectively to all prior periods presented in our consolidated financial statements. See Note 17 for more information regarding our reportable segments.
Income Taxes. In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. ASU 2023-09 will be effective for our fiscal year ending September 30, 2026. Early adoption is permitted and the amendments in this update should be applied on a prospective basis. The Company is currently evaluating the impact that the adoption of ASU 2023-09 may have on our consolidated financial statements and disclosures.
Income Statement Disclosures. In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires disclosure of additional information about specific expense categories in the notes to the financial statements. ASU 2024-03 will be effective for our fiscal year ending September 30, 2028. Early adoption is permitted and the amendments in this update should be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact that the adoption of ASU 2024-03 may have on our consolidated financial statements and disclosures.
Credit Losses. In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which allows entities to use the practical expedient to estimate expected credit losses. ASU 2025-05 will be effective for our fiscal year ending September 30, 2027 and interim reporting periods within this annual reporting period, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2025-05 may have on our consolidated financial statements and disclosures.
Internal-Use Software. In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which modernizes the accounting for the costs of internal-use software by removing all references to software development project stages so that the guidance is neutral to different software development methods. ASU 2025-06 will be effective for our fiscal year ending September 30, 2029 and interim reporting periods within this annual reporting period. Early adoption is permitted and the amendments in this update may be applied on a retrospective, modified transition, or prospective basis. The Company is currently evaluating the impact that the adoption of ASU 2025-06 may have on our consolidated financial statements and disclosures.

(3) Supplemental Cash Flow Information
The following table presents supplemental disclosure of non-cash and cash activity as well as a reconciliation of total cash balances between the consolidated balance sheets and consolidated statements of cash flows for the periods presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Supplemental disclosure of non-cash activity:
Increase in operating lease right-of-use assets(a)	$11,309	$4,114	$10,829
Increase in operating lease liabilities(a)	$11,309	$4,114	$11,276
Supplemental disclosure of cash activity:
Interest payments	$82,172	$75,226	$67,342
Income tax payments	$11,751	$11,359	$1,956
Tax refunds received	$—	$—	$9,987
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$214,705	$203,907	$345,590
Restricted cash	3,866	38,703	40,699
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$218,571	$242,610	$386,289
(a)Represents leases renewed or additional leases that commenced during the fiscal years ended September 30, 2025, 2024 and 2023.
(4) Owned Inventory
The components of our owned inventory are as follows as of September 30, 2025 and 2024:

in thousands	As of September 30, 2025	As of September 30, 2024
Homes under construction	$692,327	$754,705
Land under development	1,065,702	1,023,188
Land held for future development	19,489	19,879
Land held for sale	47,368	19,086
Capitalized interest	131,845	124,182
Model homes	72,702	99,600
Total owned inventory	$2,029,433	$2,040,640
Homes under construction include homes substantially finished and ready for delivery and homes in various stages of construction, including costs of the underlying lot, direct construction costs and capitalized indirect costs. As of September 30, 2025, we had 1,800 homes under construction, including 1,078 spec homes totaling $417.4 million (577 in-process spec homes totaling $201.8 million, and 501 finished spec homes totaling $215.6 million). As of September 30, 2024, we had 2,315 homes under construction, including 1,154 spec homes totaling $360.9 million (827 in-process spec homes totaling $231.4 million, and 327 finished spec homes totaling $129.5 million).
Land under development consists principally of land acquisition, land development and other common costs. These land related costs are allocated to individual lots on a pro-rata basis, and the lot costs are transferred to homes under construction when home construction begins for the respective lots. Certain of the fully developed lots in this category are reserved by a customer deposit or sales contract.
Land held for future development consists of communities for which construction and development activities are expected to occur in the future or have been idled and are stated at cost unless facts and circumstances indicate that the carrying value of the assets may not be recoverable. All applicable carrying costs, such as interest and real estate taxes, are expensed as incurred.

Land held for sale includes land and lots that do not fit within our homebuilding programs or strategic plans in certain markets, and land is classified as held for sale once certain criteria are met (refer to Note 2). These assets are recorded at the lower of the carrying value or fair value less costs to sell.
The amount of interest we are able to capitalize depends on our qualified inventory balance, which considers the status of our inventory holdings. Our qualified inventory balance includes the majority of our homes under construction and land under development but excludes land held for future development and land held for sale (see Note 5 for additional information on capitalized interest).
Total owned inventory by reportable segment and Corporate and unallocated is presented in the table below as of September 30, 2025 and 2024:

in thousands	Projects in Progress (a)	Land Held for Future Development	Land Held for Sale	Total Owned Inventory
September 30, 2025
West	$944,601	$3,483	$29,052	$977,136
East	387,954	10,888	16,086	414,928
Southeast	418,497	5,118	2,230	425,845
Corporate and unallocated(b)	211,524	—	—	211,524
Total	$1,962,576	$19,489	$47,368	$2,029,433
September 30, 2024
West	$1,023,140	$3,483	$17,110	$1,043,733
East	411,914	10,888	1,300	424,102
Southeast	365,676	5,508	676	371,860
Corporate and unallocated(b)	200,945	—	—	200,945
Total	$2,001,675	$19,879	$19,086	$2,040,640
(a)Projects in progress include homes under construction, land under development, capitalized interest, and model home categories from the preceding table.
(b)Projects in progress amount includes capitalized interest and indirect costs that are maintained within Corporate and unallocated.

Inventory Impairments
The following table presents, by reportable segment and Corporate and unallocated, our total impairment and abandonment charges for the periods presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Projects in Progress:
West	$2,236	$—	$—
Southeast	5,404	—	—
Corporate and unallocated (a)	1,002	—	—
Total impairment charges on projects in progress	$8,642	$—	$—
Land Held for Sale:
West	$1,495	$—	$—
Corporate and unallocated(a)	1,238	$—	$—
Total impairment charges on land held for sale	$2,733	$—	$—
Abandonments:
West	$921	$1,805	$487
East	215	91	154
Southeast	448	100	$—
Total abandonments charges	$1,584	$1,996	$641
Total impairment and abandonment charges	$12,959	$1,996	$641
(a)Amount represents capitalized interest and indirects balance that was impaired. Capitalized interest and indirects are maintained within Corporate and unallocated.
Projects in Progress Impairments
Projects in progress inventory includes homes under construction and land under development grouped together as communities. Projects in progress are stated at cost unless facts and circumstances indicate that the carrying value of the assets may not be recoverable.
We assess our projects in progress inventory for indicators of impairment at the community level on a quarterly basis. If indicators of impairment are present for a community with more than ten homes remaining to close, we perform a recoverability test by comparing the expected undiscounted cash flows for the community to its carrying value. If the aggregate undiscounted cash flows are in excess of the carrying value, the asset is considered to be recoverable and is not impaired. If the carrying value exceeds the aggregate undiscounted cash flows, we perform a discounted cash flow analysis to determine the fair value of the community, and impairment charges are recorded if the fair value of the community's inventory is less than its carrying value.
Valuation assumptions for communities tested for impairment are specific to each community. For projects in progress impaired during the periods presented, we determined the fair value of each community by discounting its estimated future cash flows at a rate commensurate with the risks associated with the underlying community. The discount rate used depends on (1) community specific factors such as product types, development stage and expected duration of the project, and competitive factors influencing the sales performance of the community, (2) local market factors such as employment levels, consumer confidence and existing supply of new and used homes for sale, and (3) other specific factors. The estimated future cash flows for each community were determined based on the expected pace of closings and average sales price less expected costs for land acquisition and land development, direct construction, overhead and interest. The assumptions used in the determination of fair value of projects in progress communities are based on factors known to us at the time such estimates are made and our expectations of future operations and market conditions. Due to uncertainties in the estimation process, the significant volatility in market conditions, the long life cycles of many communities, and potential changes in our strategy related to certain communities, actual results could differ significantly from our estimates.

During the fiscal year ended September 30, 2025, we performed discounted cash flow analyses to determine the fair value of two projects in progress communities, one in our Phoenix market and the other in our Orlando market. These analyses led to an $8.6 million projects in progress impairment charge, principally due to a reduction in price driven by the competitive and market dynamics. No projects in progress impairments were recognized during the fiscal years ended September 30, 2024 and 2023.
The following table presents, by reportable segment and Corporate and unallocated, details of the impairment charges taken on projects in progress for the period presented:

	Results of Impairment Analysis
$ in thousands	# of Communities Impaired	# of Lots Impaired	Impairment Charge	Estimated Fair Value of Impaired Inventory at Time of Impairment(b)
Fiscal Year Ended September 30, 2025
West	1	24	$2,236	$5,003
Southeast	1	65	5,404	11,837
Corporate and unallocated(a)	—	—	1,002	2,210
Total	2	89	$8,642	$19,050
(a)Amount represents the capitalized interest and indirects balances that were impaired. Capitalized interest and indirects are maintained within Corporate and unallocated.
(b)Projects in progress assets are measured at fair value on a non-recurring basis when events and circumstances indicate that their carrying value is not recoverable. The fair value of projects in progress is determined using Level 3 unobservable inputs. Refer to Note 9 for further discussion of our fair value measurements and hierarchy levels.
The following table presents the ranges or values of significant quantitative unobservable inputs we used in determining the fair value of the communities impaired during the period presented:

$ in thousands
Unobservable Inputs	Fiscal Year Ended September 30, 2025
Average selling price	$360 - $444
Closings per community per month	1 - 6
Discount rate	15.0%
Land Held for Sale Impairments
Impairments on land held for sale generally represent write downs of these properties to fair value less cost to sell based on executed sales contracts, current sales prices for comparable assets in the area, recent market analysis studies, appraisals, recent legitimate offers and listing prices of similar properties, as applicable. Absent an executed sales contract, our assumptions related to land sales prices are based on factors known to us at the time such estimates are made and require significant judgment because the real estate market is highly sensitive to changes in economic conditions, and our estimates of sale prices could differ significantly from actual results.
During the fiscal year ended September 30, 2025, our reviews of various communities led to a decision to sell certain lots that no longer aligned with our strategic plans. As a result of changes in strategy, we reclassified 131 lots from projects in progress to land held for sale and recognized a land held for sale impairment charge of $2.7 million during the fiscal year ended September 30, 2025 related to communities in our Phoenix, San Antonio, and Houston markets. No land held for sale impairment charges were recognized during the fiscal years ended September 30, 2024 and 2023.

The following table presents, by reportable segment and Corporate and unallocated, details of the impairment charges taken on land held for sale for the period presented:

	Results of Impairment Analysis
$ in thousands	# of Communities Impaired	# of Lots Impaired	Impairment Charge	Estimated Fair Value of Impaired Inventory at Time of Impairment(b)
Fiscal Year Ended September 30, 2025
West	4	131	$1,495	$11,240
Corporate and unallocated(a)	—	—	1,238	—
Total	4	131	$2,733	$11,240
(a)    Amount represents the capitalized interest and indirects balances that were impaired. Capitalized interest and indirects are maintained within Corporate and unallocated.
(b)Land held for sale assets are measured at fair value less cost to sell on a non-recurring basis when events and circumstances indicate that their carrying value is not recoverable. The fair values of land held for sale assets are determined using Level 3 unobservable inputs. Refer to Note 9 for further discussion of our fair value measurements and hierarchy levels.
Abandonments
From time to time, we may determine to abandon lots or not exercise certain option agreements that are not projected to produce adequate results or no longer fit with our long-term strategic plan. Additionally, in certain limited instances, we are forced to abandon lots due to seller non-performance, permitting or other regulatory issues that do not allow us to build on those lots. If we intend to no longer pursue the purchase of property, we record an abandonment charge to earnings for the non-refundable deposit amount and any related capitalized costs in the period such decision is made.
During the fiscal years ended September 30, 2025, 2024 and 2023, we recognized $1.6 million, $2.0 million and $0.6 million in abandonment charges, respectively. As we grow our business in the years ahead, the dollar value of abandonment charges may also grow.
(5) Interest
Interest capitalized during the fiscal years ended September 30, 2025, 2024 and 2023 was based upon the balance of inventory eligible for capitalization.
The following table presents certain information regarding interest for the periods presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Capitalized interest in inventory, beginning of period	$124,182	$112,580	$109,088
Interest incurred	86,529	79,835	71,981
Capitalized interest impaired	(1,462)	—	—
Capitalized interest amortized to home construction and land sales expenses(a)	(77,404)	(68,233)	(68,489)
Capitalized interest in inventory, end of period	$131,845	$124,182	$112,580
(a)Capitalized interest amortized to home construction and land sales expenses varies based on the number of homes closed during the period and land sales, if any, as well as other factors.

(6) Property and Equipment
The following table presents our property and equipment as of September 30, 2025 and 2024:

in thousands	September 30, 2025	September 30, 2024
Model furnishings and sales office improvements	$32,727	$32,179
Information systems	39,483	30,140
Furniture, fixtures and office equipment	17,274	15,447
Leasehold improvements	4,192	3,226
Buildings and improvements	1,382	1,382
Property and equipment, gross	95,058	82,374
Less: Accumulated depreciation	(47,113)	(43,746)
Property and equipment, net	$47,945	$38,628
(7) Borrowings
The Company's debt, net of unamortized debt issuance costs consisted of the following as of September 30, 2025 and 2024:

in thousands	Maturity Date	September 30, 2025	September 30, 2024
5.875% Senior Notes (2027 Notes)	October 2027	$357,255	$357,255
7.250% Senior Notes (2029 Notes)	October 2029	350,000	350,000
7.500% Senior Notes (2031 Notes)	March 2031	250,000	250,000
Unamortized debt issuance costs		(6,611)	(8,310)
Total Senior Notes, net		950,644	948,945
Junior Subordinated Notes (net of unamortized accretion of $22,303 and $24,369, respectively)	July 2036	78,470	76,404
Senior Unsecured Revolving Credit Facility	March 2028	—	—
Total debt, net		$1,029,114	$1,025,349
As of September 30, 2025, the future maturities of our borrowings were as follows:

Fiscal Years Ending September 30,
in thousands
2026	$—
2027	—
2028	357,255
2029	—
2030	350,000
Thereafter	350,773
Total	$1,058,028
Senior Unsecured Revolving Credit Facility
The Senior Unsecured Revolving Credit Facility (Unsecured Facility) provides working capital and letter of credit borrowing capacity. On January 28, 2025, the Company increased its available borrowing capacity under the Unsecured Facility from $300.0 million to $365.0 million. The $365.0 million capacity includes a letter of credit facility of up to $100.0 million. The Company also will have the right from time to time to request to increase the size of the commitments under the Unsecured Facility by up to $35.0 million for a maximum of $400.0 million. The Unsecured Facility terminates on March 15, 2028 (Termination Date), and the Company may borrow, repay, and reborrow amounts under the Unsecured Facility until the Termination Date.

Substantially all of the Company's significant subsidiaries are full and unconditional guarantors of the Unsecured Facility and are jointly and severally liable for obligations under the Unsecured Facility.
As of September 30, 2025, we had no borrowings and $41.4 million in letters of credit outstanding under the Unsecured Facility, resulting in a remaining capacity of $323.6 million. The Unsecured Facility requires compliance with certain covenants, including affirmative covenants, negative covenants and financial covenants. As of September 30, 2025, the Company believes it was in compliance with all such covenants.
Letter of Credit Facilities
The Company has entered into stand-alone letter of credit agreements with banks, secured with cash or certificates of deposit, to maintain pre-existing letters of credit and to provide for the issuance of new letters of credit (in addition to the letters of credit issued under the Unsecured Facility). As of September 30, 2025, the Company had no letters of credit outstanding under these additional facilities. As of September 30, 2024, the Company had $36.4 million outstanding letters of credit under these additional facilities. The Company may enter into additional arrangements to provide additional letter of credit capacity.
Senior Notes
The Company's Senior Notes are unsecured obligations that rank equally in right of payment with all existing and future senior unsecured obligations, senior to all of the Company's existing and future subordinated indebtedness, and effectively subordinated to the Company's future secured indebtedness, to the extent of the value of the assets securing such indebtedness. Substantially all of the Company's significant subsidiaries are full and unconditional guarantors of the Senior Notes and are jointly and severally liable for obligations under the Senior Notes. Each guarantor subsidiary is a wholly owned subsidiary of Beazer Homes. The Senior Notes and related guarantees are structurally subordinated to all indebtedness and other liabilities of all of the Company's subsidiaries that do not guarantee these notes.
The Company's Senior Notes are issued under indentures that contain certain restrictive covenants which, among other things, restrict our ability to pay dividends, repurchase our common stock, incur certain types of additional indebtedness, and make certain investments. Compliance with the Senior Note covenants does not significantly impact the Company's operations. The Company believes it was in compliance with the covenants contained in the indentures of all of its Senior Notes as of September 30, 2025.
No debt repurchases were made during the fiscal year ended September 30, 2025.
During the fiscal year ended September 30, 2024, we repurchased $202.2 million of our outstanding 2025 Notes using proceeds from the issuance of the 2031 Notes and cash on hand, resulting in a loss on extinguishment of debt of $0.4 million. The Company terminated, cancelled, and discharged all of its obligations under the 2025 Notes as of March 31, 2024.
During the fiscal year ended September 30, 2023, we repurchased $9.0 million of our outstanding 2025 Notes using cash on hand, resulting in a net loss on extinguishment of debt of less than $0.1 million.

For additional redemption features, refer to the table below that summarizes the redemption terms of our Senior Notes:

Senior Note Description	Issuance Date	Maturity Date	Redemption Terms
5.875% Senior Notes	October 2017	October 2027
Callable at any time prior to October 15, 2022, in whole or in part, at a redemption price equal to 100.000% of the principal amount, plus a customary make-whole premium; on or after October 15, 2022, callable at a redemption price equal to 102.938% of the principal amount; on or after October 15, 2023, callable at a redemption price equal to 101.958% of the principal amount; on or after October 15, 2024, callable at a redemption price equal to 100.979% of the principal amount; on or after October 15, 2025, callable at a redemption price equal to 100.000% of the principal amount, plus, in each case, accrued and unpaid interest.

7.250% Senior Notes	September 2019	October 2029
Callable at any time prior to October 15, 2024, in whole or in part, at a redemption price equal to 100.000% of the principal amount, plus a customary make-whole premium; on or after October 15, 2024, callable at a redemption price equal to 103.625% of the principal amount; on or after October 15, 2025, callable at a redemption price equal to 102.417% of the principal amount; on or after October 15, 2026, callable at a redemption price equal to 101.208% of the principal amount; on or after October 15, 2027, callable at a redemption price equal to 100.000% of the principal amount, plus, in each case, accrued and unpaid interest.

7.500% Senior Notes	March 2024	March 2031
On or prior to March 15, 2027, we may redeem up to 35% of the aggregate principal amount of the 2031 Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 107.500% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, provided at least 65% of the aggregate principal amount of the 2031 Notes originally issued remains outstanding immediately after such redemption. Callable at any time prior to March 15, 2027, in whole or in part, at a redemption price equal to 100.000% of the principal amount, plus a customary make-whole premium; on or after March 15, 2027, callable at a redemption price equal to 103.750% of the principal amount; on or after March 15, 2028, callable at a redemption price equal to 101.875% of the principal amount; on or after March 15, 2029, callable at a redemption price equal to 100.000% of the principal amount, plus, in each case, accrued and unpaid interest.

Junior Subordinated Notes
The Company's unsecured junior subordinated notes (Junior Subordinated Notes) mature on July 30, 2036 and have an aggregate principal balance of $100.8 million as of September 30, 2025. The securities have a floating interest rate as defined in the Junior Subordinated Notes Indentures, which was a weighted-average of 7.02% as of September 30, 2025. The obligations relating to these notes are subordinated to the Unsecured Facility and the Senior Notes. In January 2010, the Company restructured $75.0 million of these notes (Restructured Notes) and recorded them at their then estimated fair value. Over the remaining life of the Restructured Notes, we will increase their carrying value until this carrying value equals the face value of the notes. As of September 30, 2025, the unamortized accretion was $22.3 million and will be amortized over the remaining life of the Restructured Notes. The remaining $25.8 million of the Junior Subordinated Notes are subject to the terms of the original agreement, have a floating interest rate equal to a three-month SOFR plus 2.71% per annum, resetting quarterly, and are redeemable in whole or in part at par value. The material terms of the $75.0 million Restructured Notes are identical to the terms of the original agreement except that the floating interest rate is subject to a floor of 4.25% and a cap of 9.25%. In addition, beginning on June 1, 2012, the Company has the option to redeem the $75.0 million principal balance in whole or in part at 75% of par value, and beginning on June 1, 2022, the redemption price has increased by 1.785% annually. As of September 30, 2025, the Company believes it was in compliance with all covenants under the Junior Subordinated Notes.

(8) Contingencies
Beazer Homes and certain of its subsidiaries have been and continue to be named as defendants in various construction defect claims, complaints, and other legal actions. The Company is subject to the possibility of loss contingencies related to these alleged defects as well as others arising from its business. In determining loss contingencies, we consider the likelihood of loss and our ability to reasonably estimate the amount of such loss. An estimated loss is recorded when it is considered probable that a liability has been incurred and the amount of loss can be reasonably estimated.
Warranty Reserves
We currently provide a limited warranty ranging from one to two years covering workmanship and materials per our defined quality standards. In addition, we provide a limited warranty for up to ten years covering certain defined structural element failures.
Warranty reserves are included in other liabilities within the consolidated balance sheets, and the provision for warranty accruals is included in home construction expenses in the consolidated statements of operations. Reserves covering anticipated warranty expenses are recorded for each home closed, which are a function of the number of home closings in the period, the selling prices of the homes closed and the rates of accrual per home estimated as a percentage of the selling price of the home. Management assesses the adequacy of warranty reserves each reporting period based on historical experience and the expected costs to remediate potential claims. Our review includes a quarterly analysis of the historical data and trends in warranty expense by division. An analysis by division allows us to consider market specific factors such as warranty experience, the number of home closings, the selling prices of homes, product mix, and other data in estimating warranty reserves. In addition, the analysis also contemplates the existence of any non-recurring or community-specific warranty-related matters that might not be included in historical data and trends that may need to be separately estimated based on management's judgment of the ultimate cost of repair for that specific issue. While estimated warranty liabilities are adjusted each reporting period based on the results of our quarterly analyses, we may not accurately predict actual warranty costs, which could lead to significant changes in the reserve.
Changes in warranty reserves are as follows for the periods presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Balance at beginning of period	$12,717	$13,046	$13,926
Warranty provision	10,337	9,483	9,672
Warranty expenditures	(9,490)	(9,812)	(10,552)
Balance at end of period	$13,564	$12,717	$13,046
Our homebuilding work is performed by subcontractors who typically must agree to indemnify us with regard to their work and provide certificates of insurance demonstrating that they have met our insurance requirements and have named us as an additional insured under their policies. Therefore, many claims relating to workmanship and materials that result in warranty spending are the primary responsibility of these subcontractors. In addition, we maintain third-party insurance policies that provide for the reimbursement of certain warranty costs incurred in the normal course of business, subject to applicable self-insured retentions. Amounts recorded for anticipated insurance and other third-party recoveries are reflected within the consolidated statements of operations as a reduction to home construction expense, if applicable. Anticipated recoveries not yet received from our insurer or other third-parties are recorded within accounts receivable on our consolidated balance sheets, if applicable.
We believe that our warranty and litigation accruals and third-party insurance are adequate to cover the ultimate resolution of our potential liabilities associated with known and anticipated warranty and construction-defect related claims and litigation. However, there can be no assurance that the terms and limitations of the limited warranty will be effective against claims made by homebuyers; that we will be able to renew our insurance coverage or renew it at reasonable rates; that we will not be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence, or building related claims; or that claims will not arise out of events or circumstances not covered by insurance and/or not subject to effective indemnification agreements with our subcontractors.

Litigation
In the normal course of business, we and certain of our subsidiaries are subject to various lawsuits and have been named as defendants in various claims, complaints, and other legal actions, most relating to construction defects, moisture intrusion, and product liability. Certain of the liabilities resulting from these actions are covered in whole or in part by insurance. We cannot predict or determine the timing or final outcome of these lawsuits or the effect that any adverse findings or determinations in pending lawsuits may have on us. In addition, an estimate of possible loss or range of loss, if any, cannot presently be made with respect to certain of these pending matters. An unfavorable determination in pending lawsuits could result in the payment by us of substantial monetary damages that may not be fully covered by insurance. Further, the legal costs associated with the lawsuits and the amount of time required to be spent by management and our Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our financial condition, results of operations, or cash flows.
We have an accrual of $9.9 million and $9.3 million in other liabilities on our consolidated balance sheets related to litigation matters as of September 30, 2025 and 2024, respectively.
Surety Bonds and Letters of Credit
We had outstanding letters of credit, surety bonds, and surety-backed letters of credit of $41.4 million, $321.9 million, and $2.4 million, respectively, as of September 30, 2025, related principally to our obligations to local governments to construct roads and other improvements in various developments.
(9) Fair Value Measurements
As of the dates presented, we had assets on our consolidated balance sheets that were required to be measured at fair value on a recurring or non-recurring basis. We use a fair value hierarchy that requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities;
•Level 2 – Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly through corroboration with market data; and
•Level 3 – Unobservable inputs that reflect our own estimates about the assumptions market participants would use in pricing the asset or liability.
Certain of our assets are required to be recorded at fair value on a non-recurring basis when events and circumstances indicate that the carrying value of these assets may not be recoverable. We review our long-lived assets, including inventory, for recoverability when factors indicate an impairment may exist, but no less than quarterly. The fair value of assets deemed to be impaired is determined based upon the type of asset being evaluated. The fair value of our owned inventory assets, when required to be calculated, is further discussed within Notes 2 and 4. Due to the substantial use of unobservable inputs in valuing the assets on a non-recurring basis, they are classified within Level 3.
Determining within which hierarchical level an asset or liability falls requires significant judgment. We evaluate our hierarchy disclosures each quarter. The following table presents the period-end balances of assets measured at fair value on a recurring basis for each hierarchy level:

in thousands	Level 1	Level 2	Level 3	Total
As of September 30, 2025
Deferred compensation plan assets(a)	$8,661	$—	$—	$8,661
As of September 30, 2024
Deferred compensation plan assets(a)	$8,115	$—	$—	$8,115
As of September 30, 2023
Deferred compensation plan assets(a)	$6,495	$—	$—	$6,495
(a)Amount is included in other assets within the consolidated balance sheets.

The fair value of cash and cash equivalents, restricted cash, accounts receivable, trade accounts payable, other liabilities, and amounts due under the Unsecured Facility (if outstanding) approximate their carrying amounts due to the short maturity of these assets and liabilities. When outstanding, obligations related to land not owned under option agreements approximate fair value.
The following table presents the carrying value and estimated fair value of certain other financial assets and liabilities as of September 30, 2025 and 2024:

	As of September 30, 2025		As of September 30, 2024
in thousands	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Certificates of deposit(a)	$—	$—	$9,449	$9,584
Total financial assets	$—	$—	$9,449	$9,584
Financial liabilities(b)
Senior Notes(c)	$950,644	$968,634	$948,945	$976,494
Junior Subordinated Notes(d)	78,470	78,470	76,404	76,404
Total financial liabilities	$1,029,114	$1,047,104	$1,025,349	$1,052,898
(a)Certificates of deposit held for investment with an original maturity greater than three months are carried at original cost plus accrued interest and reported as other assets on the condensed consolidated balance sheets. The type of certificates of deposit that the Company invests in are not considered debt securities under ASC Topic 320, Investments - Debt Securities. The estimated fair value of our certificates of deposit has been determined using quoted market rates (Level 2).
(b)Carrying amounts for financial liabilities are net of unamortized debt issuance costs or accretion.
(c)The estimated fair value of our publicly-held Senior Notes has been determined using quoted market rates (Level 2).
(d)Since there is no trading market for our Junior Subordinated Notes, the fair value of these notes is estimated by discounting scheduled cash flows through maturity (Level 3). The discount rate is estimated using market rates currently being offered on loans with similar terms and credit quality. Judgment is required in interpreting market data to develop these estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange.
(10) Operating Leases
The Company leases certain office space and equipment under operating leases for use in our operations. We recognize operating lease expense on a straight-line basis over the lease term. Certain of our lease agreements include one or more options to renew. The exercise of lease renewal options is generally at our discretion. Variable lease expense primarily relates to maintenance and other monthly expense that do not depend on an index or rate.
We determine if an arrangement is a lease at contract inception. Lease and non-lease components are accounted for as a single component for all leases. Operating lease right to use assets and liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term, which includes optional renewal periods if we determine it is reasonably certain that the option will be exercised. As our leases do not provide an implicit rate, the discount rate used in the present value calculation represents our incremental borrowing rate determined using information available at the commencement date.
Operating lease expense is included as a component of general and administrative expenses in our consolidated statements of operations. Sublease income and variable lease expenses are de minimis. For the fiscal years ended September 30, 2025, 2024 and 2023, we recorded operating lease expense of $4.7 million, $4.4 million and $4.0 million, respectively. Cash payments on lease liabilities during the fiscal years ended September 30, 2025, 2024 and 2023 totaled $4.6 million, $4.2 million and $4.3 million, respectively.

During the fiscal year ended September 30, 2025, the Company executed a model sale-leaseback transaction involving the sale of 83 model homes, which were immediately leased back for terms ranging from 12 to 54 months. The Company determined that control of the model homes transferred to the buyer and the transaction qualified as a sale. The model sale-leaseback transaction generated homebuilding revenue of $45.0 million, home construction expense of $38.3 million, and cash proceeds of $36.2 million. The transaction revenue reflected the estimated fair value of the model homes, which exceeded the cash proceeds by $8.8 million. This difference was recognized as a prepayment of rent. The model home leases from the transaction are accounted for as operating leases and the Company recorded total right-of-use assets and lease liabilities of $16.5 million and $7.7 million, respectively, at the time of the transaction in the accompanying consolidated balance sheets.
At September 30, 2025 and 2024, weighted-average remaining lease term and discount rate were as follows:

	September 30,
	2025	2024
Weighted-average remaining lease term	5.0 years	6.6 years
Weighted-average discount rate	4.64%	6.30%
The following is a maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of September 30, 2025:

Fiscal Years Ending September 30,
in thousands
2026	$8,738
2027	7,025
2028	4,682
2029	3,846
2030	3,080
Thereafter	5,553
Total lease payments	32,924
Less: imputed interest	5,162
Total operating lease liabilities	$27,762
(11) Other Liabilities
Other liabilities include the following as of September 30, 2025 and 2024:

in thousands	September 30, 2025	September 30, 2024
Accrued compensations and benefits	$43,793	$45,335
Customer deposits	14,260	18,669
Accrued interest	23,211	23,369
Warranty reserves	13,564	12,717
Litigation accruals	9,930	9,297
Income tax liabilities	32	2,399
Other	55,655	38,114
Total	$160,445	$149,900

(12) Income Taxes
The Company's (benefit) expense from income taxes from continuing operations consists of the following for the periods presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Current federal	$6,019	$8,377	$—
Current state	3,299	5,101	1,896
Deferred federal	(13,202)	6,317	18,997
Deferred state	(854)	(885)	3,065
Total (benefit) expense from income taxes	$(4,738)	$18,910	$23,958
The Company's (benefit) expense from income taxes from continuing operations differs from the amount computed by applying the federal income tax statutory rate as follows for the periods presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Income tax computed at statutory rate	$8,579	$33,408	$38,356
State income taxes, net of federal benefit	2,223	3,273	2,874
Permanent differences	4,261	9,140	2,037
Stock-based compensation	611	1,055	179
Tax credits	(20,253)	(27,918)	(20,287)
Deferred rate change	(343)	53	665
Other, net	184	(101)	134
Total (benefit) expense from income taxes	$(4,738)	$18,910	$23,958
The principal differences between our effective tax rate and the U.S. federal statutory rate for fiscal years 2025, 2024 and 2023 relate to state taxes, permanent differences and tax credits. Due to the effects of tax credits, our income tax (benefit) expense is not always directly correlated to the amount of pre-tax income for the associated periods.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of our assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax assets are as follows as of September 30, 2025 and 2024:

in thousands	September 30, 2025	September 30, 2024
Deferred tax assets:
Federal and state net operating loss and tax credit carryforwards	$140,962	$126,547
Inventory adjustments	21,286	7,914
Property, equipment and other assets	7,900	6,199
Warranty and other reserves	7,789	6,613
Incentive compensation	7,565	8,621
Uncertain tax positions	705	705
Other	1,953	4,816
Total deferred tax assets	188,160	161,415
Valuation allowance	(35,758)	(27,578)
Total deferred tax assets, net of valuation allowance	$152,402	$133,837
Deferred tax liabilities:
Operating lease right-of-use assets	$(8,449)	$(4,286)
Intangible assets	(1,306)	(1,026)
Total deferred tax liabilities	(9,755)	(5,312)
Net deferred tax assets	$142,647	$128,525
As of September 30, 2025, our gross deferred tax assets included $18.9 million of federal net operating loss (NOL) carryforwards, $84.1 million of federal tax credits, and $39.9 million of state NOL carryforwards. Our federal NOL carryforwards expire at various dates through our fiscal 2033, our federal tax credits expire at various dates through our fiscal 2045, and our state NOL carryforwards expire at various dates through our fiscal 2045. As of September 30, 2025, our valuation allowance of $35.8 million remains on various state NOL carryforwards for which the Company has concluded that it is more likely than not that these attributes will not be realized.
We experienced an “ownership change” as defined in Section 382 and Section 383 of the Internal Revenue Code as of January 12, 2010. Section 382 and Section 383 contain rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss carryforwards, tax credits and certain built-in losses or deductions recognized during the five-year period after the ownership change to offset future taxable income. Because the five-year period has expired, we have determined the actual impact and final classification of those amounts, which are properly reflected in the amounts presented above. There can be no assurance that another ownership change, as defined in the tax law, will not occur. If another “ownership change” occurs, a new annual limitation on the utilization of net operating loss carryforwards, tax credits and built-in losses would be determined as of that date. This limitation, should one be required in the future, is subject to assumptions and estimates that could differ from actual results.
Valuation Allowance
A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, we assess the need to establish valuation allowances for deferred tax assets periodically based on the more-likely-than-not realization threshold criterion. In our assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company's experience with operating loss carryforwards and tax credit carryforwards not expiring unused, the Section 382 and Section 383 limitation on our ability to carryforward pre-ownership change net operating losses, tax credits and certain built-in losses or deductions, and tax planning alternatives. Our assessment, while rooted in actual Company performance, is subjective and rely on certain estimates, including forecasts, which could differ materially from actual results.

In fiscal 2025, our conclusions about our ability to more likely than not realize all of our federal and certain state tax attributes remain consistent with our prior determinations. We considered positive factors including our sustained tax profitability, interest savings from our debt reduction strategies, shortage in housing supply, and our backlog. The negative factors included the overall health of the broader economy, elevated mortgage interest rates, and softening housing demand due to affordability challenges. We expect to realize our deferred tax assets prior to their expiration through our regular operations and future earnings.
Unrecognized Tax Benefits
A reconciliation of our unrecognized tax benefits is as follows for the beginning and end of each period presented:

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Balance at beginning of year	$2,420	$3,358	$3,358
Additions for tax positions related to current year	—	—	—
Additions for tax positions related to prior years	—	—	—
Reductions in tax positions of prior years	—	—	—
Lapse of statute of limitations	(425)	(938)	—
Balance at end of year	$1,995	$2,420	$3,358
If we were to recognize our $2.0 million gross unrecognized tax benefits remaining as of September 30, 2025, substantially all would result in adjustments to other tax accounts, primarily deferred taxes. Additionally, we had no accrued interest or penalties as of September 30, 2025, 2024 and 2023. If applicable, we would record interest and penalties related to unrecognized tax benefits in income tax expense within our consolidated statements of operations.
In the normal course of business, we are subject to audits by federal and state tax authorities regarding various tax liabilities. The statute of limitations for our major tax jurisdictions remains open for examination for fiscal year 2007 and subsequent years. As of September 30, 2025, we expect $0.4 million of our uncertain tax positions will reverse within the next twelve months.
(13) Stockholders' Equity
Preferred Stock
The Company currently has no shares of preferred stock outstanding.
Common Stock
As of September 30, 2025, the Company had 63,000,000 shares of common stock authorized and 29,762,293 shares both issued and outstanding.
Common Stock Repurchases
In April 2025, the Company's Board of Directors approved a new share repurchase program that authorizes the Company to repurchase up to $100.0 million of its outstanding common stock. The newly authorized program replaced the prior share repurchase program authorized in May 2022 of up to $50.0 million of common stock repurchases, pursuant to which $8.3 million of the capacity remained prior to the replacement of the program. Under our share repurchase programs, the Company repurchased 1.5 million shares of its common stock for $33.1 million at an average price per share of $22.20 during the fiscal year ended September 30, 2025 through open market transactions. All shares have been retired upon repurchase. The aggregate reduction to stockholders' equity related to share repurchases during the fiscal year ended September 30, 2025 was $33.1 million. As of September 30, 2025, the remaining availability of the share repurchase program was $87.5 million.
During the fiscal year ended September 30, 2024, the Company repurchased 455 thousand shares of its common stock for $12.9 million at an average price per share of $28.41 through open market transactions. The aggregate reduction to stockholders’ equity related to share repurchases during the fiscal year ended September 30, 2024 was $12.9 million. No share repurchases were made during fiscal year 2023.

Dividends
The indentures under which our Senior Notes were issued contain certain restrictive covenants, including limitations on our payment of dividends. There were no dividends paid during our fiscal 2025, 2024 or 2023.
Rights Agreement
As of September 30, 2025 and 2024, the Company had net deferred tax assets of $142.6 million and $128.5 million, respectively, representing an 11.0% increase. The vast majority of these tax assets are subject to potential limitation under Internal Revenue Code Sections 382 and 383, and approximately $84.1 million are Energy-Efficiency Tax Credits.
On November 12, 2025, the Company, with the unanimous approval of its Board of Directors, entered into that certain Rights Agreement for the Protection of NOLs and Energy-Efficiency Tax Credits (the New Rights Agreement). The New Rights Agreement will replace the existing rights agreement upon its expiration, effective as of the close of business on November 14, 2025. The New Rights Agreement is intended to preserve the value of the Company’s deferred tax assets, particularly Energy-Efficiency Tax Credits, by acting as a deterrent to any person desiring to acquire 4.95% or more of our common stock. At the 2026 Annual Meeting of Stockholders (the 2026 Annual Meeting), the Company intends to seek stockholder ratification of the New Rights Agreement, as well as approval of a charter amendment that would prohibit certain transfers of our common stock that could result in an ownership change under Internal Revenue Code rules. Subject to stockholder ratification at the 2026 Annual Meeting, the New Rights Agreement will expire upon the earlier of (i) the first day of the Company’s taxable year when the Company’s Board of Directors determines that no Energy-Efficiency Tax Credits carry-forwards are available, or (ii) any other event triggering expiration under its terms, but in no event later than November 14, 2028.
(14) Retirement and Deferred Compensation Plans
401(k) Retirement Plan
The Company sponsors a defined-contribution plan that is a tax-qualified retirement plan under section 401(k) of the Internal Revenue Code (the Plan). Substantially all employees are eligible for participation in the Plan. Participants may defer and contribute from 1% to 80% of their salary to the Plan, with certain limitations on highly compensated individuals. The Company matches up to 50% of the participant's contributions limited to 6% of the participant's earnings. The participant's contributions vest immediately, while the Company's contributions vest over five years. The total Company contributions for the fiscal years ended September 30, 2025, 2024 and 2023 were $3.7 million, $3.5 million and $3.2 million, respectively. During fiscal 2025, 2024 and 2023, participants forfeited $0.9 million, $0.9 million and $0.7 million, respectively, of unvested matching contributions.
Deferred Compensation Plan
The Beazer Homes USA, Inc. Deferred Compensation Plan (DCP) is a non-qualified deferred compensation plan for a select group of executives and highly compensated employees. The DCP allows the executives to defer current compensation on a pre-tax basis to a future year, until termination of employment. The objectives of the DCP are to assist executives with financial planning and capital accumulation and to provide the Company with a method of attracting, rewarding and retaining executives. Participation in the DCP is voluntary. The Company may voluntarily make a contribution to the participants' DCP accounts. For the years ended September 30, 2025, 2024 and 2023, the Company contributed $0.2 million, $0.2 million and $0.2 million, respectively, to the participants' DCP accounts in the form of voluntary contributions, which was recorded as compensation expense within general and administrative expenses in our consolidated statements of operations. DCP assets of $8.7 million and $8.1 million as of September 30, 2025 and 2024, respectively, are included in other assets on our consolidated balance sheets and are recorded at fair value. Realized and unrealized gains and losses on DCP assets are recorded in other income, net within our consolidated statement of operations. DCP liabilities of $8.7 million and $8.1 million as of September 30, 2025 and 2024, respectively, are included in other liabilities on our consolidated balance sheets.

(15) Stock-Based Compensation
The Company has shares available for grant under the Amended and Restated 2014 Beazer Homes USA, Inc. Long-Term Incentive Plan, as amended. We issue new shares upon the exercise of stock options and the grant of restricted stock awards. In cases of forfeitures and cancellations, those shares are returned to the share pool for future issuance. As of September 30, 2025, we had 2.7 million shares of common stock available for future issuances under our equity incentive plan, of which 1,642 shares are to be issued upon exercise of outstanding options.
Stock-based compensation expense is included in general and administrative expenses in our consolidated statements of operations. The following table presents a summary of stock-based compensation expense related to stock options and restricted stock awards for the periods presented.

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Stock options expense	$7	$1	$—
Restricted stock awards expense	7,331	7,390	7,275
Stock-based compensation expense	$7,338	$7,391	$7,275
Stock Options
Stock options have an exercise price equal to the fair market value of the common stock on the grant date, generally vest two or three years after the date of grant, and may be exercised thereafter until their expiration, subject to forfeiture upon termination of employment as provided in the applicable plan. Under certain conditions of retirement, eligible participants may receive a partial vesting of stock options. Stock options generally expire on the eighth anniversary from the date such options were granted, depending on the terms of the award.
The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model (Black-Scholes Model). As of both September 30, 2025 and 2024, there was less than $0.1 million of total unrecognized compensation cost related to unvested stock options. The cost remaining as of September 30, 2025 is expected to be recognized over a weighted-average period of 1.4 years.
During fiscal 2018, the Compensation Committee of our Board of Directors approved the Employee Stock Option Program (ESOP). This program is available to all full-time employees and is designed to enable employees to share in potential price appreciation of the Company's stock. The ESOP matches stock purchases made by eligible employees meeting certain conditions with an option to purchase an additional share of the Company's shares on a one-to-one basis. The exercise price of the options granted is equal to the closing price of the Company's stock on the day the underlying shares are purchased by the employee, which is also the ESOP grant date. The options will vest on the second anniversary of the date of grant but are forfeited if (1) the eligible employee no longer works for the Company or (2) the underlying shares are sold before the two-year vesting period is over. The total number of options available under the ESOP is limited to 100,000, each for one share of the Company's common stock, of which 33,810 options were granted through the end of fiscal 2025.
During the fiscal years ended September 30, 2025, 2024, and 2023, we issued 1,692, 50, and 100 stock options under the ESOP, respectively.

Following is a summary of stock option activity for the periods presented:

	Fiscal Year Ended September 30,
	2025		2024		2023
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of period	11,150	$10.04	13,575	$9.61	27,507	$14.31
Granted	1,692	$22.38	50	$27.73	100	$27.98
Exercised	(11,000)	$9.79	(2,475)	$8.08	(13,796)	$19.00
Forfeited	(200)	$20.27	—	$—	(236)	$16.58
Outstanding at end of period	1,642	$23.14	11,150	$10.04	13,575	$9.61
Exercisable at end of period	100	$27.98	11,000	$9.79	13,475	$9.48
Restricted Stock Awards
The fair value of each restricted stock award with market conditions is estimated on the date of grant using the Monte Carlo valuation method. The fair value of restricted stock awards without market conditions is based on the market price of the Company's common stock on the date of grant. If applicable, the cash-settled component of any awards granted to employees is accounted for as a liability, which is adjusted to fair value each reporting period until vested.
Compensation cost arising from restricted stock awards granted to employees is recognized as an expense using the straight-line method over the vesting period. As of September 30, 2025 and 2024, there was $9.1 million and $6.8 million, respectively, of total unrecognized compensation cost related to unvested restricted stock awards. The cost remaining as of September 30, 2025 is expected to be recognized over a weighted-average period of 1.9 years.
During fiscal 2025, we issued time-based restricted stock awards and performance-based restricted stock awards with a payout subject to certain performance and market conditions. Each award type is discussed below.
Performance-Based Restricted Stock Awards
During the fiscal year ended September 30, 2025, we issued 96,603 shares of performance-based restricted stock (2025 Performance Shares), containing market conditions, to our executive officers and certain other employees. The 2025 Performance Shares are structured to be awarded based on the Company's performance under three pre-determined financial and operational metrics at the end of the three-year performance period. After determining the number of shares earned based on the financial and operational metrics, which can range from 0% to 175% of the targeted number of shares, the award will be subject to further upward or downward adjustment by as much as 30% based on the Company's relative total shareholder return (TSR) compared against a selected small to mid-cap homebuilder peers during the three-year performance period. The 2025 Performance Shares were valued using the Monte Carlo valuation model due to the existence of the TSR market condition and had an estimated fair value of $36.86 per share on the date of grant.
A Monte Carlo valuation model requires the following inputs: (1) the expected dividend yield on the underlying stock; (2) the expected price volatility of the underlying stock; (3) the risk-free interest rate for the period corresponding with the expected term of the award; and (4) the fair value of the underlying stock. For the Company and each member of the peer group, the following inputs were used, as applicable, in the Monte Carlo valuation model to determine the fair value as of the grant date for performance-based restricted stock granted in each of the fiscal years ended.

Fiscal Year Ended September 30,
	2025	2024	2023
Expected volatility range	36.3% - 82.7%	32.5% - 84.6%	41.5% - 86.9%
Risk-free interest rate	4.22%	4.57%	4.26%
Dividend yield	—	—	—
Grant-date stock price range	$10.49 - $179.41	$9.81 - $142.79	$10.31 - $93.50

Each of our performance shares represents a contingent right to receive one share of the Company's common stock if vesting is satisfied at the end of the three-year performance period. Our performance stock award plans provide that any performance shares earned in excess of the target number of performance shares issued may be settled in cash or additional shares at the discretion of the Human Capital Committee. We have no current plans to settle any additional performance-based restricted shares in the future in cash.
The performance criteria of the 2023 Performance Share grant were satisfied as of September 30, 2025. Based on the actual performance level achieved, 140,035 performance-based restricted stock awards from the 2023 Performance Share grant will cliff vest at the end of the three-year vesting period on November 20, 2025. Of the total $2.5 million compensation cost related to these awards, we have recognized $0.3 million, $1.5 million and $0.6 million during the fiscal years ended September 30, 2025, 2024 and 2023, respectively. The remaining $0.1 million of unrecognized compensation cost will be recognized in the first quarter of fiscal 2026.
Time-Based Restricted Stock Awards
During the fiscal year ended September 30, 2025, we also issued 229,186 shares of time-based restricted stock (Restricted Shares) to our directors, executive officers, and certain other employees. Restricted Shares are valued based on the market price of the Company's common stock on the date of the grant. The Restricted Shares granted to our non-employee directors vest on the first anniversary of the grant, while the Restricted Shares granted to our executive officers and other employees generally vest ratably over three years from the date of grant.
Activity relating to all restricted stock awards for the periods presented is as follows:

	Fiscal Year Ended September 30, 2025
	Performance-Based		Time-Based		Total
	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value
Beginning of period	303,712	$19.48	415,787	$19.89	719,499	$19.72
Granted	96,603	$36.86	229,186	$31.03	325,789	$32.76
Vested	-71,470	$23.36	-228,863	$19.89	-300,333	$20.72
Forfeited(a)	-21,748	$23.51	-14,085	$26.36	-35,833	$24.63
End of period	307,097	$23.76	402,025	$26.01	709,122	$25.04
(a)During the fiscal year ended September 30, 2025, 17,875 of the 89,345 performance-based shares issued under the fiscal 2022 performance-based award plan were forfeited by the holders of the awards based on the performance level achieved under the terms of the plan.

	Fiscal Year Ended September 30, 2024
	Performance-Based(a)		Time-Based		Total
	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value
Beginning of period	348,223	$16.20	593,834	$14.15	942,057	$14.91
Granted	183,396	$20.80	202,042	$27.14	385,438	$24.12
Vested	(210,176)	$15.24	(336,821)	$14.37	(546,997)	$14.70
Forfeited	(17,731)	$18.96	(43,268)	$17.92	(60,999)	$18.22
End of period	303,712	$19.48	415,787	$19.89	719,499	$19.72

(a)Grant and vesting activity during the fiscal year ended September 30, 2024 include 108,108 shares that were issued above target based on performance level achieved under performance-based restricted stock vesting in the current period.

	Fiscal Year Ended September 30, 2023
	Performance-Based(a)		Time-Based		Total
	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value
Beginning of period	436,146	$17.76	412,042	$18.52	848,188	$18.13
Granted	249,534	$14.17	425,398	$12.05	674,932	$12.83
Vested	(334,736)	$16.80	(234,218)	$18.02	(568,954)	$17.30
Forfeited	(2,721)	$15.20	(9,388)	$14.38	(12,109)	$14.56
End of period	348,223	$16.20	593,834	$14.15	942,057	$14.91
(a)Grant and vesting activity during the fiscal year ended September 30, 2023 include 92,104 shares that were issued above target based on performance level achieved under performance-based restricted stock vesting in the current period.
(16) Earnings Per Share
Basic income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period. Diluted income per share adjusts the basic income per share for the effects of any potentially dilutive securities in periods in which the Company has net income and such effects are dilutive under the treasury stock method.
Following is a summary of the components of basic and diluted income per share for the periods presented:

	Fiscal Year Ended September 30,
in thousands (except per share data)	2025	2024	2023
Numerator:
Income from continuing operations	$45,588	$140,175	$158,688
Loss from discontinued operations, net of tax	—	—	(77)
Net income	$45,588	$140,175	$158,611
Denominator:
Basic weighted-average shares	$29,758	$30,548	$30,353
Dilutive effect of restricted stock awards	251	397	388
Dilutive effect of stock options	2	8	6
Diluted weighted-average shares(a)	$30,011	$30,953	$30,747
Basic income per share:
Continuing operations	$1.53	$4.59	$5.23
Discontinued operations	—	—	—
Total	$1.53	$4.59	$5.23
Diluted income per share:
Continuing operations	$1.52	$4.53	$5.16
Discontinued operations	—	—	—
Total	$1.52	$4.53	$5.16

(a)The following potentially dilutive shares were excluded from the calculation of diluted income per share as a result of their anti-dilutive effect.

	Fiscal Year Ended September 30,
in thousands	2025	2024	2023
Stock options	1	—	11
Time-based restricted stock	110	2	—
Performance-based restricted stock	2	—	—
(17) Segment Information
Per ASC Topic 280, Segment Reporting (ASC 280), an operating segment is defined as a component of an enterprise that engages in business activities from which it earns revenues and incur expenses and has discrete financial information available that is reviewed regularly by the Company's chief operating decision maker (CODM) to evaluate performance, make operating decisions, and determine how to allocate resources. We have identified each homebuilding component as an operating segment because each homebuilding component is engaged in development, design, construction, marketing, and sale of homes as well as land and lot sales, and provides title examinations for our homebuyers in certain markets. In accordance with the aggregation criteria defined in ASC 280, we aggregate our homebuilding operating segments into reportable segments based on similar long-term economic characteristics and geographical proximity.
We currently operate in 13 states that are grouped into three reportable segments as follows:
West: Arizona, California, Nevada, and Texas
East: Delaware, Indiana, Maryland, Tennessee, and Virginia
Southeast: Florida, Georgia, North Carolina, and South Carolina
Our Corporate and unallocated component includes amortization of capitalized interest, capitalization and amortization of indirect costs, impairment of capitalized interest and capitalized indirect costs, expenses for various shared services functions that benefit all segments but are not allocated, including information technology, treasury, corporate finance, legal, branding and national marketing, and certain other amounts that are not allocated to our operating segments.
The Company's CODM is the Chief Executive Officer. The CODM is regularly provided with the operating results of individual operating segments which comprise our reportable segments. Segment performance is evaluated, and resources are allocated primarily based on segment operating income (loss), which also plays a central role in the Company's forecasting process. In addition, the CODM considers forecast-to-actual variances when determining the allocation of operating and capital resources across segments. The accounting policies of our segments are those described in Note 2.

The following tables provide financial information about our reportable segments and Corporate and unallocated component for the periods presented:

	Fiscal Year Ended September 30, 2025
in thousands	West	East	Southeast	Reportable Segment Subtotal	Corporate and unallocated	Total
Revenue	$1,476,311	$585,337	$309,907	$2,371,555	$—	$2,371,555
Home construction and land sale expenses	1,206,374	484,521	254,919	1,945,814	75,268	2,021,082
Inventory impairments and abandonments	4,652	215	5,852	10,719	2,240	12,959
Commissions	48,940	17,335	10,636	76,911	—	76,911
Sales and marketing	30,703	11,152	8,552	50,407	14,377	64,784
Other general and administrative expenses	33,376	14,968	12,884	61,228	78,818	140,046
Depreciation and amortization	9,752	2,491	1,881	14,124	5,044	19,168
Operating income (loss)	142,514	54,655	15,183	212,352	(175,747)	36,605
Other income, net						4,245
Income from continuing operations before income taxes						40,850
Total assets(a)	$1,060,650	$451,299	$461,110	$1,973,059	$636,649	$2,609,708

	Fiscal Year Ended September 30, 2024
in thousands	West	East	Southeast	Reportable Segment Subtotal	Corporate and unallocated	Total
Revenue	$1,467,287	$501,206	$361,704	$2,330,197	$—	$2,330,197
Home construction and land sale expenses	1,154,678	407,243	281,742	1,843,663	60,244	1,903,907
Inventory impairments and abandonments	1,805	91	100	1,996	—	1,996
Commissions	50,658	15,846	13,552	80,056	—	80,056
Sales and marketing	27,560	10,013	7,749	45,322	11,582	56,904
Other general and administrative expenses	33,027	13,323	11,417	57,767	71,674	129,441
Depreciation and amortization	9,820	1,792	1,478	13,090	1,777	14,867
Operating income (loss)	189,739	52,898	45,666	288,303	(145,277)	143,026
Loss on extinguishment of debt, net						(437)
Other income, net(b)						16,496
Income from continuing operations before income taxes						159,085
Total assets(a)	$1,114,450	$454,255	$389,058	$1,957,763	$633,764	$2,591,527

	Fiscal Year Ended September 30, 2023
in thousands	West	East	Southeast	Reportable Segment Subtotal	Corporate and unallocated	Total
Revenue	$1,297,005	$505,844	$403,936	$2,206,785	$—	$2,206,785
Home construction and land sale expenses	986,289	401,852	310,874	1,699,015	64,434	1,763,449
Inventory impairments and abandonments	487	154	—	641	—	641
Commissions	43,971	15,100	14,379	73,450	—	73,450
Sales and marketing	23,378	8,472	6,980	38,830	8,983	47,813
Other general and administrative expenses	29,480	13,583	12,722	55,785	76,196	131,981
Depreciation and amortization	7,550	1,662	1,655	10,867	1,331	12,198
Operating income (loss)	205,850	65,021	57,326	328,197	(150,944)	177,253
Loss on extinguishment of debt, net						(546)
Other income, net						5,939
Income from continuing operations before income taxes						182,646
Total assets(a)	$994,597	$356,020	$320,430	$1,671,047	$739,986	$2,411,033
(a)Total assets at Corporate and unallocated include cash and cash equivalents, restricted cash, deferred taxes, capitalized interest and indirect costs, and other items that are not allocated to the segments.
(b)We recognized a gain on sale of investment of $8.6 million during the fiscal year ended September 30, 2024 within other income, net. We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold in March 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our consolidated balance sheets.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Beazer Homes USA, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Beazer Homes USA, Inc. and subsidiaries (the "Company") as of September 30, 2025 and 2024, the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the three years in the period ended September 30, 2025, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Owned Inventory—Valuation of Projects in Progress—Refer to Notes 2 and 4 to the financial statements.
Critical Audit Matter Description
Projects in progress inventory includes homes under construction and land under development grouped together as communities. Projects in progress are stated at cost unless facts and circumstances indicate that the carrying value of the assets may not be recoverable. The Company assesses its projects in progress inventory for indicators of potential impairment at the community level on a quarterly basis. The Company evaluates, among other things, the average sales price and margins on current homes and sales contracts in backlog for each community. As of September 30, 2025, the carrying value of the Company’s projects in progress inventory was $1.96 billion.
Given the subjectivity in determining whether impairment indicators are present at a community, management exercises significant judgment when evaluating for indicators of impairment. Accordingly, auditing management’s judgments regarding the identification of impairment indicators involved an increased extent of effort and especially subjective auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the Company’s identification of impairment indicators for projects in progress included the following, among others:
•We tested the operating effectiveness of controls over management’s evaluation of impairment indicators.
•We evaluated management’s impairment indicator analysis by:
◦Testing whether all communities classified as projects in progress inventory were included in the impairment indicators analysis.
◦Testing each community classified as projects in progress inventory for indicators of impairment including considering average sales price and margins on current homes and sales contracts in backlog.
◦Developing an independent expectation of indicators and comparing such expectations to those included in the impairment indicator analysis.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
November 13, 2025
We have served as the Company’s auditor since 1996.